Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 7, 2012
Contact:	John B. Williamson, III
President and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

FIRST QUARTER FINANCIAL RESULTS

ROANOKE, Va. (February 7, 2012)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,834,912 or $0.40 per average share outstanding for the quarter ended December 31, 2011. This compares to consolidated earnings of $1,969,364 or $0.43 per average share outstanding for the quarter ended December 31, 2010. President and CEO John Williamson attributed the decrease in earnings to a decrease in gross margins related to lower space heating sales volumes from significantly warmer weather in December.

Earnings for the twelve months ending December 31, 2011 were $4,519,021 or $0.98 per share compared to $4,584,520 or $1.01 per share for the twelve months ended December 31, 2010. Williamson attributed the slight decrease in earnings to significantly warmer weather reducing heating sales volumes.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2011 are not indicative of the results to be expected for the fiscal year ending September 30, 2012 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$18,499,176	$22,547,759	$66,750,288	$73,218,763
Cost of sales	10,369,549	14,318,195	39,580,659	46,341,925

Gross margin	8,129,627	8,229,564	27,169,629	26,876,838
Other operating expenses	4,710,783	4,593,016	18,054,037	17,684,257
Interest expense	458,999	462,183	1,829,528	1,832,577

Income before income taxes	2,959,845	3,174,365	7,286,064	7,360,004
Income tax expense	1,124,933	1,205,001	2,767,043	2,775,484

Net income	$1,834,912	$1,969,364	$4,519,021	$4,584,520

Net earnings per share of common stock:
Basic	$0.40	$0.43	$0.98	$1.01

Diluted	$0.40	$0.43	$0.98	$1.01

Cash dividends per common share	$0.1750	$0.1700	$0.6850	$0.6650

Weighted average number of common shares outstanding:
Basic	4,630,166	4,560,415	4,610,295	4,533,319
Diluted	4,635,654	4,570,640	4,617,162	4,545,892

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2011	2010
Assets
Current assets	$33,339,618	$36,625,660
Total property, plant and equipment, net	86,758,618	82,177,598
Other assets	7,750,810	7,542,080

Total Assets	$127,849,046	$126,345,338

Liabilities and Stockholders’ Equity
Current liabilities	$31,303,768	$20,863,404
Long-term debt	13,000,000	28,000,000
Deferred credits and other liabilities	33,454,304	29,200,530

Total Liabilities	77,758,072	78,063,934
Stockholders’ Equity	50,090,974	48,281,404

Total Liabilities and Stockholders’ Equity	$127,849,046	$126,345,338